MID PENN BANCORP, INC.

Exhibit 99.1

Mid-Atlantic Custom Peer Group

Company	City	State
1st Constitution Bancorp	Cranbury	NJ
1st Summit Bancorp of Johnstown, Inc.	Johnstown	PA
ACNB Corporation	Gettysburg	PA
Adirondack Trust Company	Saratoga Springs	NY
AmeriServ Financial, Inc.	Johnstown	PA
Bank of Princeton	Princeton	NJ
Bank of Utica	Utica	NY
Capital Bancorp, Inc.	Rockville	MD
CB Financial Services, Inc.	Carmichaels	PA
Chemung Financial Corporation	Elmira	NY
Citizens & Northern Corporation	Wellsboro	PA
Citizens Financial Services, Inc.	Mansfield	PA
Codorus Valley Bancorp, Inc.	York	PA
Community Financial Corporation	Waldorf	MD
DNB Financial Corporation	Downingtown	PA
Embassy Bancorp, Inc.	Bethlehem	PA
ENB Financial Corp	Ephrata	PA
ESSA Bancorp, Inc.	Stroudsburg	PA
Evans Bancorp, Inc.	Hamburg	NY
First Bank	Hamilton	NJ
First Keystone Corporation	Berwick	PA
First United Corporation	Oakland	MD
FNCB Bancorp, Inc.	Dunmore	PA
Franklin Financial Services Corporation	Chambersburg	PA
Greene County Bancorp, Inc. (MHC)	Catskill	NY
Malvern Bancorp, Inc.	Paoli	PA
Marlin Business Services Corp.	Mount Laurel	NJ
Metropolitan Bank Holding Corp.	New York	NY
Norwood Financial Corp.	Honesdale	PA
Orange County Bancorp, Inc.	Middletown	NY
Orrstown Financial Services, Inc.	Shippensburg	PA
Parke Bancorp, Inc.	Sewell	NJ
PCSB Financial Corporation	Yorktown Heights	NY
Penns Woods Bancorp, Inc.	Williamsport	PA
Prudential Bancorp, Inc.	Philadelphia	PA
QNB Corp.	Quakertown	PA
Riverview Financial Corporation	Harrisburg	PA
SB One Bancorp	Rockaway	NJ
Shore Bancshares, Inc.	Easton	MD
Somerset Trust Holding Company	Somerset	PA